Exhibit 99.1

Ryerson Reports Second Quarter 2023 Results

Business highlights include $50 million share repurchase, continued progress integrating recent acquisitions, ongoing development and implementation of organic growth and customer experience initiatives including our new University Park, IL service center, and eighth consecutive increase in the quarterly dividend. Quarterly results include strong cash flow generation.

CHICAGO – July 31, 2023 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the second quarter ended June 30, 2023.

Highlights:

•
Achieved Net Income attributable to Ryerson Holding Corporation of $37.6 million with Adjusted EBITDA1, excluding LIFO of $70.1 million
•
Earned Diluted EPS2 of $1.06 on revenue of $1.3 billion
•
Generated Operating Cash Flow of $115.3 million and Free Cash Flow of $69.1 million
•
Maintained Net Leverage ratio within target range at 1.4x, debt of $396 million and net debt3 of $366 million as of June 30, 2023
•
Repurchased 1.4 million shares directly from an affiliate of Platinum Equity, concurrent to their secondary public offering, creating value for shareholders and contributing to free float increasing to 77% as of June 30, 2023
•
Announced third quarter 2023 dividend of $0.1825 per share, a 1.4% increase from the prior quarter

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q2 2023	Q2 2022	Q1 2023	YoY	QoQ	1H 2023	1H 2022	YoY

Revenue	$1,343.5	$1,743.5	$1,406.1	(22.9)%	(4.5)%	$2,749.6	$3,492.3	(21.3)%
Tons shipped	496	524	519	(5.3)%	(4.4)%	1,015	1,052	(3.5)%
Average selling price/ton	$2,709	$3,327	$2,709	(18.6)%	—	$2,709	$3,320	(18.4)%
Gross margin	19.4%	26.7%	18.8%	-730 bps	60 bps	19.1%	25.1%	-600 bps
Gross margin, excl. LIFO	18.7%	22.5%	19.1%	-380 bps	-40 bps	18.9%	23.0%	-410 bps
Warehousing, delivery, selling, general, and administrative expenses	$202.6	$182.9	$194.2	10.8%	4.3%	$396.8	$358.2	10.8%
As a percentage of revenue	15.1%	10.5%	13.8%	460 bps	130 bps	14.4%	10.3%	410 bps
Net income attributable to Ryerson Holding Corporation	$37.6	$196.4	$47.3	(80.9)%	(20.5)%	$84.9	$360.0	(76.4)%
Diluted earnings per share	$1.06	$5.10	$1.27	$(4.04)	$(0.21)	$2.33	$9.26	$(6.93)
Adjusted diluted earnings per share	$1.06	$5.31	$1.27	$(4.25)	$(0.21)	$2.33	$9.56	$(7.23)
Adj. EBITDA, excl. LIFO	$70.1	$224.2	$90.1	(68.7)%	(22.2)%	$160.2	$474.8	(66.3)%
Adj. EBITDA, excl. LIFO margin	5.2%	12.9%	6.4%	-770 bps	-120 bps	5.8%	13.6%	-780 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$396.1	$533.5	$395.1	(25.8)%	0.3%	$396.1	$533.5	(25.8)%
Cash and cash equivalents	$30.0	$41.4	$43.7	(27.5)%	(31.4)%	$30.0	$41.4	(27.5)%
Net debt	$366.1	$492.1	$351.4	(25.6)%	4.2%	$366.1	$492.1	(25.6)%
Net debt / LTM Adj. EBITDA, excl. LIFO	1.4	x	0.5	x	0.8	x	0.9	x	0.6	x	1.4	x	0.5	x	0.9	x
Cash conversion cycle (days)	76.1	77.5	77.4	(1.4)	(1.3)	77.2	77.3	(0.1)
Net cash provided by operating activities	$115.3	$85.5	$80.4	$29.8	$34.9	$195.7	$168.0	$27.7

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “I want to thank all of my Ryerson teammates for their continued dedication to operating safely and productively, and I want to thank our customers for the opportunity to create and deliver better customer experiences which we never take for granted. Counter-cyclical industry conditions, particularly within our stainless-steel products franchise, arrived mid-quarter and were evidenced by industrial metals bellwether price index declines and demand contraction in Ryerson’s later-cycle end markets. Counter-cyclical conditions as experienced during the second half of last year re-emerged in the second quarter of this year for a myriad of reasons. Shifting consumer spending patterns, higher interest rates, quieted but still present financial system stress and tightening as well as an economic recovery in China that has failed to materialize all contributed to a subdued manufacturing macro environment during the quarter. Ryerson is investing in and preparing for the next synchronized manufacturing upturn whose secular characteristics around the necessity of above trend growth in fixed-asset investment with greater supply-chain resiliency remain intact. We are confident that carrying our growth and operating model investments across counter-cyclical waters as expressed through our recent acquisitions, greenfield service centers and facility modernizations and capital expenditures around value-added fabrication as well as ongoing investments in digitalization, future-state systems and additive manufacturing will position Ryerson well for both the next cyclical upturn and the longer term secular growth in North American manufacturing activity that is underway. As we have during past counter-cycles, we will take out non-value-added costs, flex expenses down, and better optimize our industrial metals inventories as we move through the third quarter and back-half of the year.”

Second Quarter Results

Ryerson generated net sales of $1.3 billion in the second quarter of 2023, a decrease of 4.5%, compared to the first quarter of 2023. This was largely driven by sequentially lower volumes, which decreased 4.4%, while average selling prices remained unchanged, compared to the first quarter of 2023.

Gross margin expanded sequentially by 60 basis points to 19.4% in the second quarter, compared to 18.8% in the first quarter. Gross Margins reflected LIFO income of $9M, as the commodity price curves for our metals products sales mix decreased resulting in a LIFO credit in costs of goods sold.

Excluding the impact of LIFO, gross margin contracted 40 basis points to 18.7% in the second quarter, compared to 19.1% in the first quarter. This was primarily driven by a decrease in stainless steel commodity prices coupled with continued high inventories in the channel that put downward pressure on average selling prices. Warehousing, delivery, selling, general and administrative expenses increased 4.3% to $202.6 million in the second quarter, compared to $194.2 million in the first quarter, primarily driven by expense related to acquisitions, higher depreciation expense driven by higher capital expenditures on growth initiatives, reorganization expenses related to an ERP systems implementation and start-up costs associated with the University Park service center, which were partially offset by lower fixed operating expenses.

Net income attributable to Ryerson Holding Corporation for the second quarter of 2023 was $37.6 million, or $1.06 per diluted share, compared to net income of $47.3 million, or $1.27 per diluted share in the previous quarter. Ryerson generated Adjusted EBITDA, excluding LIFO of $70.1 million in the second quarter, compared to the first quarter Adjusted EBITDA, excluding LIFO of $90.1 million.

Liquidity & Debt Management

Ryerson generated $115.3 million of cash from operations in the second quarter of 2023, supported by net income attributable to Ryerson Holding of $37.6 million and working capital release of $37.8 million. The Company ended the second quarter of 2023 with $396 million of debt and $366 million of net debt, sequential increases of $1 million and $15 million, respectively, compared to the first quarter. Ryerson’s leverage ratio as of the second quarter was 1.4x, within the Company’s target leverage range. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities was $790 million as of June 30, 2023.

Shareholder Return Activity

Dividends. During the second quarter of 2023, Ryerson paid a quarterly dividend in the amount of $0.1800 per share, amounting to a cash return of approximately $6.2 million. On July 31, 2023, the Board of Directors declared a quarterly cash dividend of $0.1825 per share of common stock, payable on September 14, 2023, to stockholders of record as of August 31, 2023.

Share Repurchase. On May 8, 2023, Ryerson repurchased 1,369,300 shares of common stock for approximately $50.0 million directly from an affiliate of Platinum Equity. Additionally, over the course of the second quarter of 2023, the Company repurchased 12,872 shares for $0.4 million in the open market. In total, Ryerson repurchased 1,382,172 shares of common stock resulting in a return to shareholders of approximately $50.4 million for the second quarter of 2023. Ryerson made these repurchases in accordance with its share repurchase authorization, which allows the Company to acquire up to an aggregate amount of $100.0 million of the Company’s common stock through April of 2025. As of June 30, 2023, $49.6 million of the $100.0 million remained under the existing share repurchase authorization.

Outlook Commentary

For the third quarter of 2023, Ryerson expects a continuation of slowing demand conditions, with customer shipments expected to decrease approximately 2% to 4%, quarter-over-quarter. The Company anticipates third-quarter net sales to be in the range of $1.25 billion to $1.30 billion, with average selling prices decreasing 1% to 2%. LIFO income in the third quarter of 2023 is expected to be $2 million. We expect adjusted EBITDA, excluding LIFO in the range of $43 million to $47 million and earnings per diluted share in the range of $0.31 to $0.43.

Second Quarter 2023 Major Product Metrics
	Tons Shipped (thousands)
	Q2 2023	Q2 2022	Q1 2023	Year-over-year	Quarter-over-quarter

Carbon Steel	384	408	402	(5.9)%	(4.5)%
Aluminum	51	51	52	—	(1.9)%
Stainless Steel	59	63	63	(6.3)%	(6.3)%

	Net Sales (millions)
	Q2 2023	Q2 2022	Q1 2023	Year-over-year	Quarter-over-quarter

Carbon Steel	$683	$911	$692	(25.0)%	(1.3)%
Aluminum	$297	$344	$310	(13.7)%	(4.2)%
Stainless Steel	$338	$464	$378	(27.2)%	(10.6)%

	Average Selling Prices (per ton)
	Q2 2023	Q2 2022	Q1 2023	Year-over-year	Quarter-over-quarter

Carbon Steel	$1,779	$2,233	$1,721	(20.3)%	3.3%
Aluminum	$5,824	$6,745	$5,962	(13.7)%	(2.3)%
Stainless Steel	$5,729	$7,365	$6,000	(22.2)%	(4.5)%

First Half 2023 Major Product Metrics
	Tons Shipped (thousands)
	1H 2023	1H 2022	Year-over-year

Carbon Steel	786	813	(3.3%)
Aluminum	103	101	2.0%
Stainless Steel	122	134	(9.0%)

	Net Sales (millions)
	1H 2023	1H 2022	Year-over-year

Carbon Steel	$1,375	$1,853	(25.8%)
Aluminum	$607	$651	(6.8%)
Stainless Steel	$716	$942	(24.0%)

	Average Selling Prices (per ton)
	1H 2023	1H 2022	Year-over-year

Carbon Steel	$1,749	$2,279	(23.2%)
Aluminum	$5,893	$6,446	(8.6%)
Stainless Steel	$5,869	$7,030	(16.5%)

Earnings Call Information

Ryerson will host a conference call to discuss second quarter 2023 financial results for the period ended June 30, 2023, on Tuesday, August 1, 2023, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,300 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Manager – Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2EPS is Earnings per Share

3Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events, including Russia’s invasion of Ukraine and global trade sanctions; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the ownership of a significant portion of our equity securities by a single investor group; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022,our quarterly report on Form 10-Q for the quarter ended June 30, 2023 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2023		2022	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2023	2022

NET SALES	$1,343.5	$1,406.1	$1,743.5	$2,749.6	$3,492.3
Cost of materials sold	1,082.6	1,141.9	1,277.6	2,224.5	2,616.3
Gross profit	260.9	264.2	465.9	525.1	876.0
Warehousing, delivery, selling, general, and administrative	202.6	194.2	182.9	396.8	358.2
Gain on sale of assets	—	—	(3.8)	—	(3.8)
OPERATING PROFIT	58.3	70.0	286.8	128.3	521.6
Other income and (expense), net	(0.3)	(0.1)	(15.3)	(0.4)	(21.0)
Interest and other expense on debt	(8.3)	(7.6)	(8.3)	(15.9)	(18.6)
INCOME BEFORE INCOME TAXES	49.7	62.3	263.2	112.0	482.0
Provision for income taxes	12.1	14.8	66.8	26.9	121.8
NET INCOME	37.6	47.5	196.4	85.1	360.2
Less: Net income attributable to noncontrolling interest	—	0.2	—	0.2	0.2
NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$37.6	$47.3	$196.4	$84.9	$360.0
EARNINGS PER SHARE
Basic	$1.07	$1.30	$5.20	$2.38	$9.45
Diluted	$1.06	$1.27	$5.10	$2.33	$9.26
Shares outstanding - basic	35.0	36.5	37.8	35.7	38.1
Shares outstanding - diluted	35.5	37.2	38.5	36.3	38.9

Dividends declared per share	$0.180	$0.170	$0.125	$0.350	$0.225

Supplemental Data :
Tons shipped (000)	496	519	524	1,015	1,052
Shipping days	64	64	64	128	127
Average selling price/ton	$2,709	$2,709	$3,327	$2,709	$3,320
Gross profit/ton	526	509	889	517	833
Operating profit/ton	118	135	547	126	496
LIFO expense (income) per ton	(18)	8	(141)	(5)	(68)
LIFO expense (income)	(9.0)	4.0	(73.8)	(5.0)	(71.6)
Depreciation and amortization expense	15.1	13.7	14.5	28.8	28.0
Cash flow provided by operating activities	115.3	80.4	85.5	195.7	168.0
Capital expenditures	(46.3)	(27.8)	(24.0)	(74.1)	(42.8)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Third Quarter 2023 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	June 30,	December 31,
	2023	2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$30.0	$39.2
Restricted cash	1.1	1.3
Receivables, less provisions of $4.0 at June 30, 2023 and $3.2 at December 31, 2022	580.6	514.4
Inventories	753.5	798.5
Prepaid expenses and other current assets	82.6	88.2
Total current assets	1,447.8	1,441.6
Property, plant, and equipment, at cost	993.7	898.6
Less: accumulated depreciation	461.5	440.2
Property, plant, and equipment, net	532.2	458.4
Operating lease assets	328.3	240.5
Other intangible assets	62.5	50.9
Goodwill	135.9	129.2
Deferred charges and other assets	14.8	13.7
Total assets	$2,521.5	$2,334.3
Liabilities
Current liabilities:
Accounts payable	$557.4	$438.4
Salaries, wages, and commissions	44.2	67.3
Other accrued liabilities	73.4	77.7
Short-term debt	3.5	5.8
Current portion of operating lease liabilities	29.1	25.2
Current portion of deferred employee benefits	4.8	4.8
Total current liabilities	712.4	619.2
Long-term debt	392.6	361.2
Deferred employee benefits	111.6	118.0
Noncurrent operating lease liabilities	301.7	215.1
Deferred income taxes	124.6	113.5
Other noncurrent liabilities	12.2	14.3
Total liabilities	1,655.1	1,441.3
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,449,759 and 39,059,198 shares issued at June 30, 2023 and December 31, 2022, respectively	0.4	0.4
Capital in excess of par value	404.0	397.7
Retained earnings	765.1	692.5
Treasury stock, at cost - Common stock of 5,060,726 shares at June 30, 2023 and 2,070,654 shares at December 31, 2022	(168.9)	(61.1)
Accumulated other comprehensive loss	(142.3)	(144.4)
Total Ryerson Holding Corporation Stockholders' Equity	858.3	885.1
Noncontrolling interest	8.1	7.9
Total Equity	866.4	893.0
Total Liabilities and Stockholders' Equity	$2,521.5	$2,334.3

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2023		2022	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2023	2022

Net income attributable to Ryerson Holding Corporation	$37.6	$47.3	$196.4	$84.9	$360.0
Interest and other expense on debt	8.3	7.6	8.3	15.9	18.6
Provision for income taxes	12.1	14.8	66.8	26.9	121.8
Depreciation and amortization expense	15.1	13.7	14.5	28.8	28.0
EBITDA	$73.1	$83.4	$286.0	$156.5	$528.4
Gain on sale of assets	—	—	(3.8)	—	(3.8)
Reorganization	4.9	1.8	0.6	6.7	1.0
Foreign currency transaction (gains) losses	1.3	(0.1)	0.7	1.2	0.7
Loss on retirement of debt	—	—	14.5	—	19.8
Purchase consideration and other transaction costs	0.4	0.3	—	0.7	—
Other adjustments	(0.6)	0.7	—	0.1	0.3
Adjusted EBITDA	$79.1	$86.1	$298.0	$165.2	$546.4

Adjusted EBITDA	$79.1	$86.1	$298.0	$165.2	$546.4
LIFO expense (income)	(9.0)	4.0	(73.8)	(5.0)	(71.6)
Adjusted EBITDA, excluding LIFO expense (income)	$70.1	$90.1	$224.2	$160.2	$474.8

Net sales	$1,343.5	$1,406.1	$1,743.5	$2,749.6	$3,492.3

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	5.2%	6.4%	12.9%	5.8%	13.6%

Gross profit	$260.9	$264.2	$465.9	$525.1	$876.0

Gross margin	19.4%	18.8%	26.7%	19.1%	25.1%

Gross profit	$260.9	$264.2	$465.9	$525.1	$876.0
LIFO expense (income)	(9.0)	4.0	(73.8)	(5.0)	(71.6)
Gross profit, excluding LIFO expense (income)	$251.9	$268.2	$392.1	$520.1	$804.4

Gross margin, excluding LIFO expense (income)	18.7%	19.1%	22.5%	18.9%	23.0%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, loss on retirement of debt, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense, and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2023		2022	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2023	2022

Net income attributable to Ryerson Holding Corporation	$37.6	$47.3	$196.4	$84.9	$360.0

Gain on sale of assets	—	—	(3.8)	—	(3.8)
Loss on retirement of debt	—	—	14.5	—	19.8
Benefit for income taxes	—	—	(2.7)	—	(4.1)

Adjusted net income attributable to Ryerson Holding Corporation	$37.6	$47.3	$204.4	$84.9	$371.9

Adjusted diluted earnings per share	$1.06	$1.27	$5.31	$2.33	$9.56

Shares outstanding - diluted	35.5	37.2	38.5	36.3	38.9

Note: Adjusted net income and Adjusted earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2023		2022	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2023	2022

Net cash provided by operating activities	$115.3	$80.4	$85.5	$195.7	$168.0
Capital expenditures	(46.3)	(27.8)	(24.0)	(74.1)	(42.8)
Proceeds from sales of property, plant, and equipment	0.1	—	6.2	0.1	7.2
Free cash flow	$69.1	$52.6	$67.7	$121.7	$132.4

Market capitalization	$1,491.8	$1,301.3	$788.9	$1,491.8	$788.9

Free cash flow yield	4.6%	4.0%	8.6%	8.2%	16.8%

Note: Market capitalization is calculated using June 30, 2023, March 31, 2023, and June 30, 2022 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Third Quarter 2023 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Third Quarter 2023
	Low	High
Net income attributable to Ryerson Holding Corporation	$11	$15

Diluted earnings per share	$0.31	$0.43

Interest and other expense on debt	9	9
Provision for income taxes	4	5
Depreciation and amortization expense	15	15
EBITDA	$39	$44
Adjustments	6	5
Adjusted EBITDA	$45	$49
LIFO income	(2)	(2)
Adjusted EBITDA, excluding LIFO	$43	$47

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.